Exhibit 10.1

July 1, 2009

PAULSON CAPITAL CORP.

FORM OF

INCENTIVE STOCK OPTION AGREEMENT

UNDER 1999 STOCK OPTION PLAN

This INCENTIVE STOCK OPTION AGREEMENT is made between PAULSON CAPITAL CORP. (the “Company”), an Oregon corporation, and                     (the “Optionee”), pursuant to the Company’s 1999 Stock Option Plan (the “Plan”). The Company and the Optionee agree as follows:

1. Option Grant: The Company hereby grants to the Optionee, on the terms and conditions of this Agreement and the Plan, the right and the option (the “Option”) to purchase all or any of              shares (the “Grant Shares”) of the Company’s Common Stock at a purchase price of $1.13 per share. The terms and conditions applicable to grants of options of the Company’s Common Stock, as set forth in the Plan, are hereby incorporated into and made part of this Agreement.

2. Time of Exercise of Option. The grant date of this Option is effective as of July 1, 2009(the “Grant Date”). Subject to the terms and conditions set forth herein and until the Option expires or is terminated as provided in the Plan, the Option may be exercised from time to time to purchase Grant Shares as follows:

On July 1, 2009, this Option shall become immediately exercisable to purchase all of the Grant Shares.

3. Expiration: The Option shall continue in effect until the earlier of June 30, 2016, or the date thirty days after the Optionee’s service with the Company terminates (other than by reason of death or total disability, in which case the Option shall terminate 12 months after such termination of service), unless earlier terminated as provided in the Plan.

PAULSON CAPITAL CORP.		OPTIONEE

By:
Jacqueline M. Paulson
Corporate Secretary